Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES 2022 YEAR-END OPERATING RESULTS

South Bend, IN. March 9, 2023 (ACCESSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN:STRW) (the “Company”) reported today its operating results for the year ended December 31, 2022.

Financial Highlights

● For the year ended December 31, 2022, and December 31, 2021:

●	FFO was $45.0 million and $32.1 million, respectively.

●	AFFO was $51.1 million and $43.9 million, respectively.

●	Net income was $16.4 million and $8.4 million, respectively.

●	Rental income received was $82.2 million and $77.7 million, respectively.

Moishe Gubin, Chairman & CEO noted: “We are excited to close another year with strong earnings. We look forward to continuing to grow the Company in 2023 and executing our growth strategy in a controlled manner, as we have over the last two decades. We are also thankful to the New York Stock Exchange for welcoming us to their trading platform and look forward to seeing the benefits of being listed at this storied financial institution.”

Recent Acquisitions

On January 3, 2023, the Company acquired a property located in Kentucky for a total cost of $6.0 million including finder fees and leasehold improvements. This property contains a skilled nursing facility with aggregate of 120 licensed beds. The lease has an initial term of 10 years, with two extension options of five years each. The initial annualized base rent is $600,000, which is subject to an annual increase of approximately 3%.

NYSE American Listing

On February 22, 2023, the Company’s common stock commenced trading on the NYSE American exchange. The Company’s stock symbol remains the same (“STRW”).

Dividend

On March 6, 2023, our Board of Directors declared a cash dividend of $0.11 per share. The dividend will be paid on March 31, 2023 to common shareholders of record as of the close of business on March 10, 2023.

Annual Meeting

The Company’s 2023 Annual Meeting of Stockholders will be held on Tuesday, May 16, 2023, at 10:00 a.m. local time. Stockholders of record as of the close of business on Monday, April 6, 2023 will be entitled to receive notice of and to participate at the 2023 Annual Meeting of Stockholders. The meeting will be held at the corporate offices of Infinity Healthcare Management located at 2477 E. Commercial Dr. Ft. Lauderdale FL 23308.

2022 Annual Results

Rental revenues: Rental revenues during 2022 increased by $5.5 million or 6.3% compared to fiscal year 2021 due to the six new properties acquired in August of 2021. This increase was offset by a one-time loss of $1.1 million in the second quarter of 2022 due to the write-offs of straight-line rent receivables related to certain defaulted leases. Additionally, revenue was increased by $1.9 million due to additional property taxes being reimbursed by the tenants.

Depreciation and Amortization: Increase in depreciation of $1.07 million or 4.4% from fiscal year 2021 to fiscal year 2022 is primarily due to $64.1 million of new real estate investments in the third quarter of 2021.

General and Administrative Expense: Decrease in general and administrative expenses of $0.3 million or 4.5% during fiscal year 2022 compared to fiscal year 2021 is primarily due to no stock-based compensation expense in 2022. In 2021, $250,000 of stock-based compensation was recognized.

Property and other Taxes: The increase in property taxes of $2.5 million or 23.6% during fiscal year 2022 compared to fiscal year 2021 is primarily due to increases in real estate taxes on gross leased properties and Tennessee franchise taxes paid in 2022.

(Credit) Provision for Doubtful Accounts: During 2022, the Company recognized $5.6 million in income from the successful foreclosure of mortgages held by the Company on properties located in Massachusetts with respect to loans written off on December 31, 2021. The decrease in the provision for doubtful accounts of $10.8 million is primarily related to this recovery.

Interest expense, net: The decrease in interest expense of $0.8 million or 3.6% from Fiscal year 2021 to fiscal year 2022 is primarily related to lower amount of bond principal and decline in total debt.

Gain from Sale of Real Estate Investments: There were no gains from the sale of real estate during 2022 because there were no asset dispositions during this year.

Foreign Currency Transaction Loss: Our bond indebtedness is denominated in NIS. As a result, we are subject to potential foreign currency transaction loss due to changes in the value of the U.S. dollar relative to the New Israel Shekel. In 2022, we recorded a foreign currency transaction loss of $10.9 million in connection with the repayment of the Series B Bonds in 2022

Net Income: The increase in net income from $8.4 million during the year ended December 31, 2021 to $16.4 million in the year ended December 31, 2022 is mainly due to increases in rental revenue (net of increase in Real Estate Taxes) and recoveries of provisions made during fiscal year 2021 offset by the increase in foreign currency transaction losses of $2.2 million, and the absence of the $3.8 million in gain from sale of real estate investments recorded in 2021.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Registration Statement on Form 10 dated July 12, 2022, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 80 healthcare properties, of which 79 are owned, located throughout the states of Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. The properties comprise 86 healthcare facilities, consisting of 79 stand-alone skilled nursing facilities, two dual-purpose facilities used as both skilled nursing facilities and long-term acute care hospitals, and three assisted living facilities.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

STRAWBERRY FIELDS REIT, Inc. and Subsidiaries and Predecessor

CONSOLIDATED BALANCE SHEETS

(Amounts in $000’s, except share data)

Unaudited

	December 31,
	2022	2021
Assets
Real estate investments, net	$438,911	$462,728
Cash and cash equivalents	20,197	26,206
Restricted cash and equivalents	25,507	25,922
Straight-line rent receivable, net	23,534	23,262
Right of use lease asset	1,833	2,064
Goodwill, other intangible assets and lease rights	11,632	14,660
Deferred financing expenses	5,791	4,826
Notes receivable, net	19,419	9,831
Other assets	176	465
Total Assets	$547,000	$569,964

Liabilities
Accounts payable and accrued liabilities	$13,723	$20,654
Bonds, net	74,412	192,549
Notes payable and other debt	381,003	309,251
Operating lease liability	1,833	2,064
Other liabilities	10,892	10,396
Non-controlling interest redemption liability	15,753	-
Total Liabilities	$497,616	$534,914
Commitments and Contingencies
Equity
Common stock, $.0001 par value, 500,000,000 shares authorized, 6,365,856 and 5,849,746 shares issued and outstanding in 2022 and 2021	-	-
Preferred stock, $.0001 par value, 100,000,000 shares authorized, 0 shares issued and outstanding	-	-
Additional paid in capital	$5,792	$4,327
Accumulated other comprehensive income (loss)	386	(2,455)
Retained earnings	1,608	393
Total Stockholders’ Equity	$7,786	$2,265
Non-controlling interest	$41,598	$32,785
Total Equity	$49,384	$35,050
Total Liabilities and Equity	$547,000	$569,964

STRAWBERRY FIELDS REIT, Inc. and Subsidiaries and Predecessor

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

(Amounts in $000’s, except share data)

Unaudited

	Year Ended December 31,
	2022	2021

Revenues
Rental revenues	$92,543	$87,032

Expenses:
Depreciation	$25,530	24,460
Amortization	3,028	3,028
General and administrative expenses	6,012	6,297
Property taxes	13,131	10,623
Facility rent expenses	532	735
(Credit) provision for doubtful accounts	(5,636)	5,128
Total expenses	$42,597	$50,271
Income from operations	49,946	36,761

Interest expense, net	$(20,507)	$(21,261)
Amortization of deferred financing costs	(504)	(379)
Mortgage insurance premium	(1,704)	(1,769)
Total interest expense	$(22,715)	$(23,409)
Other income (loss):
Gain from sale of real estate investments	-	3,842
Foreign currency transaction loss	(10,932)	(8,775)
Other income	120	-
Total other loss	(10,812)	(4,933)
Net income	$16,419	$8,419
Less:
Net income attributable to non-controlling interest	(14,567)	(3,083)
Net income attributable to predecessor	-	(4,943)
Net income attributable to common stockholders	1,852	393
Other comprehensive income (loss):
Gain (loss) due to foreign currency translation	14,256	(6,751)
Reclassification of foreign currency transaction losses	10,932	8,775
Comprehensive income attributable to predecessor	-	(9,681)
Comprehensive (income) loss attributable to non-controlling interest	(22,347)	6,795
Comprehensive income (loss)	$4,693	$(469)
Net income attributable to common stockholders	$1,852	$393
Basic and diluted income per common share	$.31	$.07

Weighted average number of common shares outstanding	6,008,953	5,846,195

Funds From Operations (“FFO”)

The Company believes that net income as defined by GAAP is the most appropriate earnings measure. We also believe that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. For the years ended December 31, 2022, and 2021, we excluded as non-recurring items the amount of $10.9 million, $8.8 million, respectively, in reclassification of foreign currency transaction losses the Company recorded with respect to foreign currency fluctuations that the Company realized at the time of bond principal payment. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the years ended December 31, 2022 and 2021, to net income, the most directly comparable GAAP financial measure, for the same periods (in thousands):

FFO and AFFO

	Year Ended December 31,
	2022	2021
(dollars in $1,000s)		(Predecessor)
Net income	$16,419	$8,419
Depreciation and amortization	28,558	27,488

Gain from Sale of Real Estate Investments	-	(3,842)
Funds from Operations	44,977	32,065
Adjustments to FFO:
(Credit) Provision for doubtful accounts*	(5,636)	5,128
Straight-line rent	(272)	(2,032)
Straight-line rent receivable write-off**	1,075	-
Foreign currency transaction loss	10,932	8,775
Funds from Operations, as Adjusted	$51,076	$43,936

* During the year ended December 31, 2022, the Company recovered $4.4 million in cash with respect to foreclosure sales of assets in Massachusetts. In addition, the Company recognized $1.2 million with respect to a foreclosed property in Massachusetts.

** The Company recognized a loss of $1,075,000 in the second quarter of 2022 due to the write-off of straight-line rent receivables related to the Western Illinois facilities

Strawberry Fields is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure.